EXHIBIT 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS MAY 2005 SALES RESULTS

Net Sales Increased 31.3% to $10.7 Million

May 2005 Comparable Store Sales Increased 10.2%

Everett, WA – June 1, 2005 – Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 28, 2005 increased 31.3% to $10.7 million, compared to $8.2 million for the four-week period ended May 29, 2004.  The company’s comparable store sales increased 10.2% for the past month, versus a comparable store sales increase of 6.9% in the year ago period.  Comparable store sales percentage changes are calculated by comparing comparable store sales for the past month to comparable store sales for the year ago period.  Comparable store sales are based on net sales, and stores are considered comparable beginning on the first anniversary of their first day of operation.

To hear the Zumiez prerecorded May sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez, pronounced “zoomies,” is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 146 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company’s future financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to open and operate new stores successfully, our ability to anticipate, identify and respond to fashion trends and customer preferences, our dependence on mall traffic for our sales, seasonal fluctuations in our business, unseasonable weather conditions, competition, including promotional and pricing competition, changes in the availability or cost of merchandise, labor or delivery services, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our final prospectus relating to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.